EXHIBIT 16.1

September 1, 2016

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Panther Biotechnology, Inc.’s (the “Company’s”) Form 8-K dated September 1, 2016, and are in agreement with the statements relating only to GBH CPAs P.C. contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ GBH CPAs, P.C.

GBH CPAs, P.C.

Houston, Texas